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                                                                     EXHIBIT 2.2

                         UNITED STATES BANKRUPTCY COURT

                          EASTERN DISTRICT OF LOUISIANA

IN RE:                                                    NO. 99-11391 "A"

FORCENERGY INC                                            CHAPTER 11

         Jointly Administered with

FORCENERGY RESOURCES INC.                                 NO.  99-11392 "A"

                                                          CHAPTER 11


                          MOTION FOR AUTHORITY TO FILE
                     DEBTORS' SECOND IMMATERIAL MODIFICATION

         NOW INTO COURT, through undersigned counsel, comes Forcenergy Inc and Forcenergy Resources Inc. (collectively, the "Debtors") who herein file their Motion for Authority to File Second Immaterial Modification (the "Motion") to the Debtors' First Amended Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code dated October 26, 1999 (the "Original Plan") and herein represent:
                                       1.

         On October 27, 1999, the Debtors filed the Original Plan.

                                       2.

         On December 13, 1999, the Debtors filed their First Amended Motion for Authority to File First Immaterial Modification (the "First Motion") to the Debtors' Original Plan.


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                                       3.

         The Debtors, through their negotiations with various parties, have agreed to replace the First Motion with this Motion and to modify certain provisions of the Original Plan. Those modifications are as indicated below:

          A. Exhibit "7" to the Original Plan is hereby amended to eliminate all references to the following Joint Operating Agreements(1) (as previously identified therein): JV 300, JV300-A, JV 300-B, JV 300-C, JV 300-D, JV 300-E, JV 300-F, JV 300-G, JV 300-H, JV
               300-I, JV 300-J, JV 300-K, JV 300-L, JV 1904, JV 1928, and the
               Joint Operating Agreement affecting WC 196.;

          B. Section 6.1(a)(i) of the Original Plan is hereby amended to read as follows:

                    (i) Joint Operating Agreements (A) The Joint Operating Agreements identified in Exhibit "7" shall be rejected. Subject to satisfactory agreement regarding adequate assurance of future performance, all other Joint Operating Agreements that are not specifically listed in Exhibit "7" shall be deemed assumed. With respect to each Joint Operating Agreement assumed pursuant to this
                         Section 6.1(a)(i), and except as may otherwise be required under any order authorizing or concerning the Debtors assumption of any particular Joint Operating Agreement, the Debtors are not required to provide any adequate assurance of future performance of their obligations under assumed Joint Operating Agreements other than as expressly set forth in the Plan.

                    (B) Notwithstanding the foregoing, all Joint Operating Agreements (each an "Agreement" and collectively, the "Agreements") between the Debtors (or either of them) and North Central Oil Corporation ("North Central"), with respect to South Pass 24 Field, shall be, and shall be deemed to be, assumed, as amended to provide that, with respect to each Agreement, beginning on the Effective Date, the fixed producing well overhead rate chargeable thereunder shall be $1,700 per well per month for existing and future producing wells, plus all

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      (1) Capitalized terms used herein, if not defined herein, have the defined meanings set forth in the Plan.

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                         adjustments in accordance with the Council for
                         Petroleum Accountants Societies' Annual Overhead Adjustment Factors effective on or after January 1, 2000 ("COPAS Adjustments"); provided, however, that in the event the aggregate number of producing wells exceeds sixty-one, then, in such event, and for so long but only for so long, as the number of producing wells exceeds sixty one, with respect to each producing well in excess of the sixty first such well, the fixed producing well overhead rate chargeable thereunder shall be $1,300 per well per month, plus all COPAS Adjustments. The foregoing arrangements shall also govern and include all wells presently co-owned by the Debtors (or either of them) and North Central within South Pass 24 Field for which there is no existing Joint Operating Agreement. In addition to meeting all obligations under the Agreements following the Effective Date and all other obligations described in this Section 6.1(a)(i)(B), each Debtor, as applicable, shall cause to be paid when due all amounts payable under each Agreement, as currently in effect, and all amounts payable in respect of each producing well for which there is no existing Joint Operating Agreement, for which such Debtor has heretofore received an invoice or for which such Debtor hereafter receives an invoice to the extent each such invoice relates to periods ending prior to the Effective Date, and shall not contest the validity or extent of any prepetition or postpetition recoupment effected by North Central. Each of the Debtors and North Central agree to use its best efforts to enter into a single joint operating agreement with all working interest owners in the South Pass 24 Field and which will govern the entire South Pass 24 Field. Each of the Debtors releases and forever discharges North Central and its affiliates from all claims, debts, Causes of Action and other liabilities of any kind or nature whatsoever, whether known or unknown, that the Debtors (or either of them) or any of their respective affiliates now has, has ever had or may hereafter have against North Central, or any of its affiliates arising contemporaneously with or prior to the Effective Date or on account of or arising out of any matter, cause or event arising contemporaneously with or prior to the Effective Date, except for claims relating to standard audit adjustments not directly or indirectly relating to overhead rates payable in accordance with one or more of the Agreements; provided, however, that the Debtors reserve all rights of contribution and indemnity against North Central with respect to any action or proceeding initiated by any person other than the Debtors (or either of them) not brought at the request or with the participation (direct or indirect) of the


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                         Debtors (or either of them). The Debtors do not reserve
                         the right to amend, supplement or otherwise alter the terms of this Section 6.1(a)(i)(B).

          C. Section 4.8(c) of the Original Plan is hereby amended to provide as follows: Any member of this Class may elect to reduce its Claim to $10,000.00 by electing to do so on such holder's ballot, or by written notice to the Debtors, through Jan M. Hayden, received on or before the 10th day following the Confirmation Date (provided that individual Claims less than $10,000.00 of a single holder existing as of the Commencement Date will not be treated as separate Convenience Claims if the aggregate of all Claims due to any such single holder as of the Commencement Date exceeds $10,000.00).

          D. Exhibits "4", "5" and "6" of the Original Plan are amended and restated in the Lien Schedule set forth in Exhibit "1" hereto. For purposes of the optional treatment for holders of Junior Miscellaneous Secured Claims, the Allowed Lien Amount noted in Exhibit "1" with respect to the Lien Status "2" and Lien Status "3" noted therein shall be the Settlement Amount as defined in either Section 4B(c) or Section 4B(d), as applicable ; provided, however, that said Settlement Amount may be modified either by agreement between the Debtors and each such holder or if the Bankruptcy Court should determine that the amount of the principal portion of that portion of the holder's Claim secured by the Lien is different from that set forth in Exhibit "1". In such event, the Settlement Amount shall be the amount agreed to by the Debtors and such holder or as determined by the Bankruptcy Court.

          E. Section 4B(b) of the Original Plan is hereby amended to read as follows:

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               (b) Treatment. Except to the extent that a holder of an Allowed
               Junior Miscellaneous Secured Claim has been paid by the Debtors prior to the Effective Date or agrees to a different treatment, each holder of an Allowed Junior Miscellaneous Secured Claim shall, at the Reorganized Debtors' sole option (i) be paid in full, in Cash, on the later of the Effective Date and the date such Junior Miscellaneous Secured Claim becomes an Allowed Junior Miscellaneous Secured Claim, or within ten (10) days thereof, or
               (ii) be paid over 3 1/2 years in equal semi-annual installments of principal with interest at a fixed rate of 8% in an aggregate amount equal to such Allowed Junior Miscellaneous Secured Claim, or (iii) satisfied in full by the abandonment of all Collateral securing such Allowed Junior Miscellaneous Secured Claim.; provided, however, that if Mar-Con, Inc., Gulf Coast Chemical, Inc., PMB Operators, Inc., Offshore Process Services, Inc., Nettie L. Armstead or JWP Boat Rentals, Inc. are determined by Final Order to be the holders of a Secured Claim then the Reorganized Debtors shall pay such Secured Claim in full, in Cash, plus any interest and attorneys' fees to the extent Allowed by the Bankruptcy Court, on the later of the Effective Date and the date that such Secured Claim becomes an Allowed Secured Claim, or within ten (10) days thereof. Notwithstanding the foregoing, the Debtors shall not abandon any Collateral consisting of Mineral Leases. Any Collateral held by a holder of an Allowed Junior Miscellaneous Secured Claim shall remain Collateral until such Claim is paid in full. Any Collateral abandoned to the holder of an Allowed Junior Miscellaneous Secured Claim will be subject to any valid Liens existing as of the Confirmation Date. The amount of any such Junior Miscellaneous Secured Claim shall be determined as follows: the Debtors shall file a motion under Section 506 of the Bankruptcy Code as to any Junior Miscellaneous Secured Claim for which the Debtors seek a determination of secured status based on the value of the Collateral. Such determination may also be made by agreed Final Order approved by the Bankruptcy Court after notice and hearing. Unless specified otherwise, any such determination will be without prejudice to the Debtors' rights to (i) object to the Claim itself, or (ii) challenge the Security Interest or Lien given for the Claim as an avoidable transfer. Any determination under Section 506 of the Bankruptcy Code will set an upper limit on the Allowed amount of the Junior Miscellaneous Secured Claim. Any portion of an alleged Junior Miscellaneous Secured Claim in excess of this amount will be treated as a General Unsecured Claim to the extent such Claim is Allowed. Junior Miscellaneous Secured Claims may include Claims of lessors, operators, and vendors to the extent such entities' Claims are Secured Claims.

          F. Section 4B(c) of the Original Plan is hereby amended to read as follows:

               (c) Optional Treatment for Holders of Junior Miscellaneous Secured Claims (Non-Louisiana Liens). Notwithstanding anything to the contrary contained in the Plan, any Claimant that asserts a Miscellaneous Secured


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               Claim allegedly secured by a Lien that is listed on Exhibit "1"
               attached hereto under the heading "Lien Status 2" shall have the option, subject to approval of the Bankruptcy Court as described in this Section 4B(c), of electing to have such Claimant's Claim (or portion thereof) allegedly secured by such Lien deemed an Allowed Claim in the corresponding Allowed Lien Amount set forth in Exhibit "1" (the "Settlement Amount") and receiving Cash on the Effective Date in an amount equal to eighty-five percent (85%) of the amount of such Allowed Claim in full satisfaction of such Allowed Claim, including any secured and any unsecured portion of such Allowed Claim; provided, however, that immediately upon receipt of such Cash, the Claimant holding such Allowed Claim executes and delivers to the Reorganized Debtors all documents necessary to effectuate an immediate release of all Liens allegedly securing such Allowed Claim. Claimants may exercise this option by noting same on their ballot or by written notice to the Debtors, through Jan M. Hayden, received on or before the 20th day after the Confirmation Date. To the extent that any Claimant makes the election described in this Section 4B(c), such election shall be deemed a motion under Bankruptcy Rule 9019 to approve the compromise of all disputes with respect to the Claimant's Claim allegedly secured by such Lien, including without limitation, all objections to the Claim and all motions or adversary proceedings to determine the extent, priority and validity of any Liens allegedly securing such Claim (including disputes under Section 506 of the Bankruptcy Code), regardless of whether any such objections, adversary proceedings or motions have been filed. Except to the extent otherwise provided therein, the Confirmation Order shall constitute a Final Order approving the compromise described in this Section 4B(c) with respect to each such electing Claimant. If the Bankruptcy Court does not approve the proposed compromise with respect to all or a portion of the Junior Miscellaneous Secured Claim of any electing Claimant, such Claimant's Junior Miscellaneous Secured Claim shall remain subject to the treatment set forth in Section 4B(b) above.

          G. Section 4B(d) of the Original Plan is hereby amended to read as follows:

               (d) Optional Treatment for Holders of Junior Miscellaneous Secured Claims (Louisiana Liens). Notwithstanding anything to the contrary contained in the Plan, any Claimant that asserts a Miscellaneous Secured Claim allegedly secured by a Lien that is listed on Exhibit "1" attached hereto under the heading "Lien Status 3" shall have the option, subject to approval of the Bankruptcy Court as described in this Section 4B(d), of electing to have the Claimant's Claim (or portion thereof) allegedly secured by such Lien deemed an Allowed Claim in the corresponding Allowed Lien Amount set forth in Exhibit "1" (the "Settlement Amount"), and receiving Cash on the Effective Date in an amount equal to eighty percent (80%) of the amount of such Allowed Claim in full satisfaction of such Allowed Claim, including any secured and any unsecured portion of such Allowed Claim; provided,


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               however, that immediately upon receipt of such Cash, the Claimant holding such Allowed Claim executes and delivers to the Reorganized Debtors all documents necessary to effectuate an immediate release of all Liens allegedly securing such Allowed Claim. Claimants may exercise this option by noting same on their ballot or by written notice to the Debtors, through Jan M.
               Hayden, received on or before the 20th day after the Confirmation Date. To the extent that any Claimant makes the election described in this Section 4B(d), such election shall be deemed a motion under Bankruptcy Rule 9019 to approve the compromise of all disputes with respect to the Claimant's Claim allegedly secured by such Lien, including without limitation, all objections to the Claim and all motions or adversary proceedings to determine the extent, priority and validity of any Liens allegedly securing such Claim (including disputes under Section 506 of the Bankruptcy Code), regardless of whether any such objections, motions or adversary proceedings have been filed. Except to the extent otherwise provided therein, the Confirmation Order shall constitute a Final Order approving the compromise described in this Section 4B(d) with respect to each such electing Claimant. If the Bankruptcy Court does not approve the proposed compromise with respect to all or a portion of the Junior Miscellaneous Secured Claim of any electing Claimant, such Claimant's Junior Miscellaneous Secured Claim shall remain subject to the treatment set forth in Section 4B(b) above.

          H.   Section 4.6 of the Original Plan is amended to add subparagraph
               (d) which shall read as follows:


               (d) The obligations owing to the Bonding Entities (or any reinsurers thereof) under any agreements between such Bonding Entities and the Debtors (including any indemnity agreements) are obligations of the Reorganized Debtors and the rights of the Bonding Entities (or any reinsurers thereof) under such agreements will be unimpaired and will continue in full force and effect after confirmation of the Plan; provided, however, that nothing contained in this
                    Section 4.6(d) shall alter or amend in any way the terms and provisions of the MMS Order.

          I. Section 8.6 of the Original Plan is hereby amended to add the following at the end of the section:

               Notwithstanding the foregoing, the discharge herein granted shall not affect the Reorganized Debtors' obligations under any Final Order entered in the Chapter 11 Cases concerning the continued obligations of the Reorganized Debtors recognized as such in such Final Order with respect to, among


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               others, Joint Operating Agreements, purchase and sale agreements, or documents of conveyance, transfer and/or assignment.

          J. Section 8.7 of the Original Plan is hereby amended to add the following at the end of the section whose designation shall be changed to Section 8.7(a): Provided, however, that nothing in this Section 8.7 shall bar any holder of an Allowed Priority Tax Claim from asserting any right of setoff prior to the payment in full of such holder's Allowed Priority Tax Claim. Further, nothing in the Plan or the Confirmation Order shall be construed as a bar to the Texas Comptroller from exercising any right to setoff or recoupment against the Debtors in a matter unrelated to the Priority Tax Claim filed by the Texas Comptroller. Nothing in this injunction is intended to apply to the causes, Causes of Action or claims which may arise from or relate to the currently pending lawsuit styled Flying Diamond - West Madisonville Limited Partnership & Sol Levine vs. GW Petroleum, Inc. & Great Western Onshore, Inc., No.6354, in the 278th Judicial District Court of Madison County, Texas (the "Levine Lawsuit") or arise out of or in any way relate to the operative facts therein including that which may be ascertained through continuing discovery, to the extent, and only to the extent, such claims are against a non-debtor entity which entity is acquired by the Reorganized Debtors through merger or consolidation after the Commencement Date.

          K. Section 8.7 of the Original Plan is hereby further amended to add the following Section 8.7(b): Further, nothing in this injunction is intended to affect the enforcement of any encumbrance or lien by Flying Diamond - West Madisonville Limited Partnership, Flying Diamond - Levine Limited Partnership, Flying Diamond - Levine No. 2 Limited Partnership, Flying Diamond - Levine No. 3 Limited Partnership, Flying Diamond - 1975 Drilling Program, the plaintiffs in the Levine Lawsuit, Sol Levine, John Amoruso and/or Mardan Energy Corp., and such parties' successors-in-interest (collectively, the "Plaintiffs"), as claimholders against any property rights of the Reorganized Debtors (to the extent, and only to the extent, that such claims or rights were against a non- debtor entity's property, interest in property or the proceeds thereof, which non-debtor entity is acquired by the Reorganized Debtors through merger or consolidation after the Commencement Date) and/or the assertion by the Plaintiffs of any right of setoff, subrogation, or recoupment of any kind against any one or more of the Debtors.

          L. Section 8.8 of the Original Plan is hereby amended to read as follows:

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               8.8 Release. Except with respect to any Causes of Action asserted on or before, or that could have been asserted as of, the Commencement Date (including, without limitation, any Causes of Action asserted or which could have been asserted by Escopeta Production Alaska, Inc., Escopeta Oil & Gas Corporation, Walter
               D. Wells, Danny S. Davis and Robert Warthen), the acceptance of any distribution under the Plan by any holder of a Claim or Equity Interest shall constitute a waiver and release of any and all Causes of Action that such holder of a Claim or Equity Interest could have commenced against any current or former officer or director of the Debtors based upon, related to or arising from any actions or omissions of such officers or directors on or before the Commencement Date in connection with or related to their capacities as officers or directors of the Debtors. Provided, however, nothing in this Section 8.8 will constitute a waiver or release of any claims against any current or former officer or director of the Debtors that the holder of an Allowed Priority Tax Claim may have against such persons until such Allowed Priority Tax Claim is paid in full. However, such release or waiver shall apply only to any action the holder of the Allowed Priority Tax Claim could assert against the Debtors as it relates to the Priority Tax Claim filed. This release does not extend to any Causes of Action or claims that arise out of or in any way relate to the Levine Lawsuit (or arise out of or in any way relate to the operative facts therein) which have been or may be asserted by the Plaintiffs after the Commencement Date against Debtors' current and former officers or directors. The Plaintiffs' (as defined in Section 8.7(b) herein) acceptance of any distribution under the Plan shall not constitute (and shall never be deemed to be) a waiver and/or release, by such Plaintiffs, of any Causes of Action or claims against the Debtors' current and/or former officers or directors.

          M. Section 1.1 of the Original Plan is hereby amended to read as follows:

               1.1 Administrative Expense Claim means any right to payment constituting a cost or expense of administration of any of the Chapter 11 Cases under Sections 365(d)(3), 503(b) and 507(a)(1) of the Bankruptcy Code, including, without limitation, any actual and necessary costs and expenses of preserving the estates of the Debtors, any actual and necessary costs and expenses of operating the business of the Debtors, any indebtedness or obligations incurred or assumed by the Debtors in Possession in connection with the conduct of their business, including, without limitation, for the acquisition or lease of property or an interest in property or the rendition of services, including any Allowed Claim arising under Section 365(d)(3), all compensation and reimbursement of expenses to the extent Allowed by the Bankruptcy Court under Sections 330 or 503 of the Bankruptcy Code and any fees or charges assessed against the estates of the Debtors under Section 1930 of Chapter 123 of Title 28 of the United States Code.

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          N.   Section 4.5(c)(vi) of the Original Plan is hereby amended to read as follows:

               (vi) as adequate assurance of future performance for its Mineral
                    Leases with the State of Alaska, the State of Texas, or any agencies thereof, the Reorganized Debtors will comply with all bonding, or other financial assurance requirements, of the State of Alaska, the State of Texas, or their agencies, whether imposed by contract, statute or administrative order; and

          O. Section 6.1(a) of the Original Plan is hereby amended to add a new subsection (xvi) as follows:

               (xvi)Notwithstanding any other provisions of this Plan, the
                    Reorganized Debtors will comply with the requirements imposed on operators in the State of Texas, whether imposed by contract, statute, regulation or administrative order, including but not limited to liabilities for plugging and abandonment of wells and provision of financial assurance thereof.

          P. Section 6.1(a) of the Original Plan is hereby amended to read as follows:

               (a) Executory Contracts and Unexpired Leases. Pursuant to Sections 365(a) and 1123(b)(2) of the Bankruptcy Code, all executory contracts and unexpired leases entered into prior to the Commencement Date that exist between the Debtors and any person shall be assumed or rejected (as set forth below) by the Debtors and/or Reorganized Debtors as of the Effective Date. Notwithstanding anything contained herein or in the Confirmation Order to the contrary, any executory contract or unexpired lease (i) which has been assumed pursuant to a Final Order of the Bankruptcy Court prior to the Confirmation Date, (ii) which has been rejected pursuant to a Final Order of the Bankruptcy Court entered prior to the Confirmation Date, or (iii) as to which a motion for approval of the assumption, assumption with amendment or the rejection of such executory contract or unexpired lease has been filed prior to or deemed to have been filed on the Confirmation Date by the Debtors, Apache Corporation, PennzEnergy Exploration/Devon Energy Corporation, Sola Communications, Inc., Union Pacific Resources Company, Santa Fe Synder Corporation, Texaco, Inc., Texaco Exploration and Production, Inc., Conoco, Inc., Marathon Oil Company, Amerada Hess Corporation, TransWorld Exploration and Production, Vastar Resources, Inc., Vastar Offshore, Inc., Burlington Resources Oil & Gas Company, Louisiana Land & Exploration, Phillips Petroleum, BP Amoco, Chevron USA Inc., Great Plains Resources, Inc., Mobil Oil Exploration and Production

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                    Southeast, Inc., W&T Offshore, Inc., Vintage Petroleum, Inc.
                    or Union Oil Company of California shall be assumed or rejected in accordance with such motion or Final Order. Nothing contained herein shall impair any lien securing present or future claims under assumed executory contracts or unexpired leases or any other rights deemed not to be impaired under the Plan or under any Final Order incorporated herein. Subject to the preceding provisions of this Section 6.1(a), the executory contracts and unexpired leases described below and identified in Exhibits "7" through "11" of the Plan shall be deemed to be, respectively, assumed or rejected as follows:

          Q. Section 7.3(a)(i) (h) and (i) of the Original Plan are hereby amended as follows:

                              h.      Michael F. Bennet
                              i.      Clifford P. Hickey

               For purposes of disclosure, Mr. Bennet is a Vice President of Anschutz Investment Company ("Anschutz"), a privately held investment company. Prior to joining Anschutz in 1997, Mr. Bennet served as counsel to the Deputy Attorney General of the United States. Mr. Bennet also practiced law with the Washington, D.C. firm of Wilmer, Cutler & Pickering and was personal assistant to Ohio Governor Richard F. Celeste. Mr. Bennet received his law degree from Yale Law School, where he was editor-in-chief of The Yale Law Journal.

               For purposes of disclosure, Mr. Hickey is a Vice President of Anschutz. Prior to joining Anschutz in July 1999, Mr. Hickey was a Director in Prudential Securities Energy Investment Banking Group and Vice President and Manager of the Denver office of Enron Capital & Trade Resources, a subsidiary of Enron Corp. Mr. Hickey also spent several years with Bankers Trust Company and Amoco Production Company. Mr. Hickey has a Bachelor of Science degree in Petroleum Engineering and a Masters degree in Business Administration, both from the University of Texas at Austin.

          R. Paragraph (a) of Article XI of the Original Plan is hereby amended as follows:

                    (a) To determine any and all objections to and proceedings involving the allowance, estimation, classification, and subordination of Claims or Equity Interests (provided, however, that nothing contained in this Article XI shall alter the rights of Escopeta Production Alaska, Inc., Escopeta Oil & Gas Corporation, Walter D. Wells, Danny S. Davis and Robert Warthen (collectively, the "Escopeta Claimants"), or the Plaintiffs (as defined in Section 8.7(b) of the Plan) to contest the jurisdiction of the Bankruptcy Court over the Escopeta Claimants' Claim or the


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                    Levine Lawsuit, as defined in Section 8.7(a) of the Plan, or
                    Plaintiffs' Claim, as applicable.

          S. Section 1.64 of the Original Plan is hereby amended to read as follows:

               1.64 Initial Distribution Date means the date occurring as soon as practicable after the Effective Date, upon which distributions under the Plan are made by the Debtors to holders of Forcenergy Equity Interests; provided however, that in no event shall the Initial Distribution Date occur later than ninety (90) days after the Effective Date.

          T. Section 1.117 of the Original Plan is hereby amended to read as follows:

               1.117 Subscription Rights Election Deadline means the date specified in the Subscription Rights Election Form by which any Claimant entitled to exercise Subscription Rights must deliver such Claimant's Subscription Rights Election Form and pay the Subscription Rights Purchase Price to the Debtors in order to exercise the Subscription Rights, which date shall be either (a) no later than five (5) days prior to the Effective Date, or (b) with the written consent of the Bank Group under the New Senior Credit Facility, ninety (90) days after the Effective Date and no later than five (5) days prior to the closing of the Commitment Agreement.

          U. Section 8.2 of the Original Plan is hereby amended to read as follows:

               8.2 Subscription Preferred Stock and Subscription Warrants. As soon as practicable after the Confirmation Date and prior to the Effective Date or, with the written consent of the Bank Group under the New Senior Credit Facility, on or as soon as practicable after the Effective Date of the Plan, Reorganized Forcenergy shall issue the Subscription Rights to the persons entitled thereto in accordance with Section 9.2 of the Plan. As soon as practicable, but in no event later than ten (10) days after the Subscription Rights Election Deadline, Reorganized Forcenergy shall issue the Subscription Preferred Stock and Subscription Warrants in consideration of Forty Million Dollars ($40,000,000) pursuant to the Rights Offering.

          V. Section 9.1 of the Original Plan is hereby amended to read as follows:

               9.1 Issuance of Subscription Preferred Stock and Subscription Warrants. As soon as practicable after the Confirmation Date and on or prior to the Effective Date or, with the written consent of the Bank Group under the New Senior Credit Facility, as soon as practicable after the Effective Date, Reorganized Forcenergy shall enter into the Subscription Warrant Agreement with the Warrant Agent named therein. As soon as practicable after the Confirmation Date and prior to the Effective Date or, with the written consent of the Bank Group under the New Senior Credit
               Facility, on or as soon as practicable after the Effective Date, Reorganized Forcenergy shall issue the Subscription Rights to the persons entitled thereto in accordance with Section 9.2 of the Plan. As soon as practicable, but in no event later than ten (10) days, after the Subscription Rights Election Deadline, Reorganized Forcenergy shall issue (a) 40,000 shares of Subscription Preferred Stock, and (b) the Subscription Warrants, in consideration of Forty Million Dollars ($40,000,000) pursuant to the Rights Offering. The Subscription Preferred Stock, the Subscription Warrants and the Rights Offering shall be subject to the terms and conditions set forth in Exhibit 3 to the Plan, except as modified in this Article 9 and Section 5.3(h)(iii) of the Plan.

          W. Section 9.2 of the Original Plan is hereby amended to read as follows:

               9.2 Distribution of Subscription Rights. Each holder of an Allowed Claim or a Disputed Claim within or potentially within Class 8 having an aggregate value of at least the Eligible Claim Amount (as defined below) on the Subscription Rights Record Date shall receive Subscription Rights entitling each such holder to purchase a pro rata share of the Subscription Preferred Stock and Subscription Warrants. The Eligible Claim Amount is an amount equal to One Forty Thousandth (.000025) of the sum of all Allowed Claims and all Exercised Disputed Claims (i.e., 1/40,000 x [Allowed Claims + Exercised Disputed Claims]), within or potentially within Class 8 as of the Subscription Rights Election Deadline. Each Eligible Claim Amount will entitle the holder to receive one (1) Subscription Right. A holder's Claim will be based upon such holder's Allowed Claim and Exercised Disputed Claim and will be rounded up or down to the nearest number of Eligible Claim Amounts held by such holder to determine such holder's actual entitlement. The Debtors shall distribute to each such holder a Subscription Rights Election Form with respect to the Subscription Rights. The Subscription Rights Election Form will contain an Eligible Claim Amount estimated by the Debtors based on the amount of Allowed Claims as of the Subscription Rights Record Date. The Eligible Claim Amount will be determined by the Debtors as of the Subscription Rights Election Deadline calculated by adding to the amount of Allowed Claims the amount of Exercised Disputed Claims. For purposes of calculating the Eligible Claim Amount, the value of Exercised Disputed Claims for Claimants who do not have a specific Disputed Claim Amount shall be the lesser of (i) the estimated amount of such Disputed Claim pursuant to an order of the Bankruptcy Court, or (ii) the amount set forth in the Subscription Rights Election Form by such Claimant and returned to the Debtors.

          X. Section 9.3 of the Original Plan is hereby amended to read as follows:

               9.3 Exercise of Subscription Rights. In order to exercise the Subscription Rights, each Claimant that receives Subscription Rights must (i) return a duly completed Subscription Rights Election Form to the Debtors so that it is received by the Debtors on or before the Subscription Rights Election Deadline, and (ii) pay to the Debtors on or before the Subscription Rights Election Deadline immediately available funds in an amount equal to (and not less than) such holder's estimated Subscription Rights Purchase Price, such payment to be made either by wire transfer to the Debtors in accordance with the wire instructions set forth on the Subscription Rights Election Form or by bank or cashier's check delivered to the Debtors along with the Subscription Rights Election Form. If, on or prior to the Subscription Rights Election Deadline, the Debtors for any reason do not receive from a given Claimant both a duly completed Subscription Rights Election Form and immediately available funds in an amount equal to (and not less than) such Claimant's estimated Subscription Purchase Price, such Claimant shall be deemed to have not exercised its Subscription Rights and to have relinquished and waived its right to participate in the Rights Offering. After any Claimant has exercised any Subscription Right, such exercise may not be revoked. In the event the actual Eligible Claim Amount exceeds the estimated Eligible Claim Amount and a Claimant's Subscription Rights are reduced, Reorganized Forcenergy or its agents shall return, without interest, any excess funds delivered as the estimated Subscription Rights Purchase Price promptly following the distribution of Subscription Preferred Stock and the Subscription Warrants.

          Y. Section 9.4 of the Original Plan is hereby amended to read as follows:

               9.4 Backstop by Standby Purchasers. Pursuant to the terms of the Commitment Agreement, Oaktree Capital Management, LLC, the Anschutz Corporation, Lehman Brothers, Inc. and Moore Capital Management, and/or certain of their affiliates (collectively, the "Standby Purchasers") shall be deemed to have exercised all Subscription Rights that they are entitled to receive pursuant to the terms of the Plan. In addition, pursuant to the terms of the Commitment Agreement, the Standby Purchasers shall be entitled to, and shall, exercise all Unexercised Subscription Rights related thereto at the Subscription Purchase Price for such Subscription Preferred Stock and Subscription Warrants. Pursuant to the terms of the Commitment Agreement, the Standby Purchasers shall pay to the Debtors on or before the Subscription Rights Election Deadline immediately available funds in an amount equal to the Subscription Purchase Price for all Subscription Preferred Stock and Subscription Warrants to be purchased by the Standby Purchasers pursuant to the terms hereof and the Commitment Agreement. The rights and obligations of the Standby Purchasers under the Commitment Agreement shall terminate on the date fifteen (15) months following the Confirmation Date. Pursuant to the terms of the New Senior Credit Facility, if any Exercised Disputed Claims have not either been disallowed or become Allowed Claims prior to the first anniversary date of the Confirmation Date, Reorganized Forcenergy shall commence an equity offering (either by private placement or registered offering, at the discretion of Reorganized Forcenergy) in an amount not less than the Subscription Purchase Price for the securities then held in the Disputed Claims Subscription Escrow Account and to complete such offering not later than the date fifteen (15) months following the Confirmation Date; provided, however, that Reorganized Forcenergy shall not be required to commence such an offering if Reorganized Forcenergy has previously issued and sold equity securities after the Effective Date of the Plan for an aggregate cash purchase price of at least the Subscription Purchase Price for the securities held in the Disputed Claims Subscription Escrow Account as of the first anniversary of the Confirmation Date.

          Z. Section 9.5 of the Original Plan is hereby amended to read as follows:

               9.5 Distribution of Subscription Preferred Stock and Subscription Warrants. As soon as practicable, but in no event later than ten
               (10) days after the Subscription Rights Election Deadline, the Debtors shall distribute the Subscription Preferred Stock and Subscription Warrants (other than Subscription Preferred Stock and Subscription Warrants held in escrow in respect of Disputed Claims) purchased by each Exercising Claimant to such Exercising Claimant.

          AA. Section 9.6(c) of the Original Plan is hereby amended to read as follows:

               (c) RELEASE OF SUBSCRIPTION PREFERRED STOCK AND SUBSCRIPTION WARRANTS FROM ESCROW: At such time and to the extent that all or any portion of an Exercised Disputed Claim becomes an Allowed Claim, or within ten (10) days thereafter, the Subscription Preferred Stock and Subscription Warrants subscribed for by the holder of such Exercised Disputed Claim on account of such Exercised Disputed Claim or portion thereof (including any dividends received with respect thereto) shall be released from the Disputed Claims Subscription Escrow Account and distributed by Reorganized Forcenergy to the holder of such Allowed Claim, net of any taxes or other applicable charges required to be paid by Reorganized Forcenergy in respect thereof. At any time prior to the date fifteen (15) months after the date of the Confirmation Order and to the extent that an Exercised Disputed Claim is determined by Final Order not to be an Allowed Claim, within ten (10) days of such Final Order (i) the Subscription Purchase Price paid by the holder of such Exercised Disputed Claim to Reorganized Forcenergy (the "Disputed Claim Subscription Purchase Price") shall be returned by Reorganized Forcenergy to the holder of such Exercised Disputed Claim, (ii) the Standby Purchasers shall pay an amount to

               Reorganized Forcenergy equal to the Disputed Claim Subscription Purchase Price, and (iii) the Subscription Preferred Stock and Subscription Warrants subscribed for by the holder of such Exercised Disputed Claim on account of such Exercised Disputed Claim (including any dividends received with respect thereto) shall be released from the Disputed Claims Subscription Escrow Account and distributed by Reorganized Forcenergy to the Standby Purchasers. At any time on or after the date fifteen (15) months after the date of the Confirmation Order and to the extent that an Exercised Disputed Claim is determined not to be an Allowed Claim, within ten (10) days thereof (i) the Disputed Claim Subscription Purchase Price shall be returned by Reorganized Forcenergy to the holder of such Exercised Disputed Claim and
               (ii) the Subscription Preferred Stock and Subscription Warrants subscribed for by the holder of such Exercised Disputed Claim on account of such Exercised Disputed Claim (including any dividends received with respect thereto) shall be canceled and extinguished by Reorganized Forcenergy.

          BB. Section 5.3(h) of the Original Plan is hereby amended to add a new sub-paragraph (iii) as follows:

               (iii) Adjustment to Classes 8 and 10 Treatment and Distributions. Notwithstanding Section 5.3(h)(i) above, in the event the Debtors determine to make distribution of New Forcenergy Common Stock (a) without first getting an order estimating Disputed Claims for purposes of establishing the Reserve, and (b) the Reserve established by the Debtors is determined after the Initial Distribution Date to be insufficient to satisfy all Disputed Claims that are ultimately Allowed, then, and in such event, Reorganized Forcenergy is hereby authorized and shall issue shares of New Forcenergy Common Stock to holders of General Unsecured Claims that are ultimately Allowed in excess of 23,040,000 shares of New Forcenergy Common Stock so that such holders of Allowed General Unsecured Claims receive their Pro Rata Share of shares issued to holders of Allowed General Unsecured Claims; provided, however, that antidilution adjustments shall be made to holders of New Forcenergy Equity Interests with the effect that: (1) the number of shares of New Forcenergy Common Stock distributable to holders of Allowed Forcenergy Equity Interests as of the Record Date shall be increased from 960,000 to a number equal to 4.0% of the shares of New Forcenergy Common Stock issued or issuable to holders of Allowed General Unsecured Claims and Allowed Forcenergy Equity Interests pursuant to the Plan; and (2) (a) the number of shares of New Forcenergy Common Stock issuable upon the exercise or conversion of the Four Year Warrants, the Five Year Warrants, Subscription Warrants and the Employee Options shall be increased by a percentage equal to the number of shares of New Forcenergy Common Stock issued pursuant to the Plan to holders of Allowed General Unsecured Claims in excess of 23,040,000 shares plus the number of shares of New Forcenergy Common Stock issued pursuant to the Plan to holders of Allowed Forcenergy Equity Interests in excess of 960,000 shares, divided by 24,000,000 shares, and (b) the then-current conversion or exercise price of each of the Four Year Warrants, the Five Year Warrants, the Subscription Warrants and the Employee Options shall be reduced so that the new exercise or conversion price shall equal: (the then-current exercise price multiplied by the number of shares into which each class of such warrants or options may have been exercised or converted at the time of their original issuance) (i.e., the aggregate value to be paid), divided by (the total number of shares of New Forcenergy Common Stock issuable pursuant to such class of warrants or options, as applicable, after the adjustment to the number of shares pursuant to clause (2)(a) immediately above). Distributions of additional shares of New Forcenergy Common Stock, if any, pursuant to clause 2(a) above will be made pro rata only to holders of Allowed Forcenergy Equity Interests as of the Record Date. Distributions of additional warrants or options, if any, pursuant to clause 2(b) above will be made pro rata only to (1) with respect to Four Year and Five Year Warrants, to holders of Allowed Forcenergy Equity Interests as of the Record Date, (2) with respect to Subscription Warrants, to the initial purchasers of the Subscription Warrants and (3) with respect to Employee Options, to holders of the Employee Options as of the Record Date. All shares issuable pursuant to clause 2(a) above and warrants or options as adjusted pursuant to clause 2(b) above shall be rounded to the nearest whole share of New Forcenergy Common Stock. All values for conversion or exercise prices as adjusted above shall be rounded to the nearest one-hundredth of one percent (.0001). Promptly after any such adjustments, Reorganized Forcenergy shall announce such adjustments by a filing under Form 8-K with the Securities and Exchange Commission. Reorganized Forcenergy shall distribute the additional Four Year Warrants, Five Year Warrants, Subscription Warrants and Employee Options as soon as practicable after such adjustments have been made.

          CC. Section 7.5 of the Original Plan is hereby amended in the following respects:

               1) Section 7.5(b) of the Original Plan is hereby amended to add the following at tAhe end of such clause prior to the semicolon:

                    "or such additional shares of New Forcenergy Common Stock that may be issued in accordance with Section 5.3(h)(iii) of the Plan";

               2) Section 7.5(f) of the Original Plan is hereby amended to delete "and" at the end of such clause;

               3) Section 7.5(g) of the Original Plan is hereby amended to delete the period at the end of such clause and to add "; and"; and

               4) a new Section 7.5(h) shall be added as follows:

                    "(h) the issuance of any additional Warrants, Subscription Warrants and Employee Options pursuant to Section 5.3(h)(iii) of the Plan and the issuance of shares of New Forcenergy Common Stock upon exercise of such Warrants, Subscription Warrants and Employee Options, which shares are hereby reserved for issuance pursuant to such agreements and options effective at the time of the issuance of such additional Warrants, Subscription Warrants and Employee Options."

          DD. Section 6.1(a)(xi) of the Original Plan is hereby amended to read as follows:

               Notwithstanding the foregoing, any executory contract or unexpired lease (including, without limitation, the Agreement Regarding Production Facility and Transportation of Crude, as amended, between the Debtors and Bass Enterprises Production Company) not specifically assumed or rejected as heretofore provided (and not otherwise assumed or rejected), except as specifically identified in Exhibit "11" as being rejected, shall be deemed assumed.

                                       4.
         Pursuant to Section 1127 of the Bankruptcy Code, the proponent of a plan may modify such plan at any time prior to confirmation, but may not modify such plan so that the plan, as modified, fails to meet the requirements of Sections 1122 and 1123 of the Bankruptcy Code. The Debtors assert that the Original Plan, as modified, by this First Immaterial Modification, meets the requirements of Sections 1122 and 1123.

                                       5.
         Further, the Debtors assert that this modification is immaterial in that it does not adversely affect any party who has accepted the Original Plan and, thus, there is no need for further disclosure pursuant to Section 1125 of the Bankruptcy Code.

         WHEREFORE, the Debtors pray that this Court enter an order providing that the proposed modification is immaterial and thus there is no need for additional notice and hearing and that the Debtors be authorized to file this Immaterial Modification to their First

Amended Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code in accordance with the provisions of Section 1127 of the Bankruptcy Code. New Orleans, Louisiana, this 20th day of December, 1999. Respectfully Submitted,


                                                /s/ JAN M. HAYDEN
                                       --------------------------------------
                                       JAN M. HAYDEN (LA BAR #6672)
                                       BERNARD H. BERINS (LA BAR #3002)
                                       HELLER, DRAPER, HAYDEN & HORN, L.L.C.
                                       650 Poydras Street, Suite 2500
                                       New Orleans, Louisiana  70130-6103
                                       Phone: 504/568-1888
                                       Fax: 504/522-0949
                                       Co-Counsel for the Debtors

                                            and

                                       HUGH M. RAY (TX BAR #16611000)
                                       JAMES DONNELL (TX BAR #05981300)
                                       DOUGLAS G. WALTER (NY Bar #DW5817)
                                       ANDREWS & KURTH, LLP
                                       600 Travis, Suite 4200
                                       Houston, Texas 77002
                                       Phone: 713/220-4200
                                       Fax: 713/220-4285
                                       Co-Counsel for the Debtors